As filed with the Securities and Exchange Commission on November 5, 1999

                                                   Registration No. 333-______
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               ___________________

                         ADVANCED TISSUE SCIENCES, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                                         14-1701513
(State or other jurisdiction of              (I.R.S. Employer Identification
incorporation or organization)                             Number)

  10933 NORTH TORREY PINES ROAD, LA JOLLA, CALIFORNIA 92037 (858) 713-7300 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Arthur J. Benvenuto
               Chairman of the Board and Chief Executive Officer
                       ADVANCED TISSUE SCIENCES, INC.
                       10933 North Torrey Pines Road
                        La Jolla, California  92037
                               (858) 713-7300
              (Name, address, including zip code, and telephone
              number, including area code, of agent for service)

                               with copies to:

                            FAYE H. RUSSELL, ESQ.
                             MARIA SENDRA, ESQ.
                       BROBECK, PHLEGER & HARRISON LLP
                       550 West "C" Street, Suite 1300
                         San Diego, California 92101
                              (619) 234-1966
                        _____________________________

       Approximate date of commencement of proposed sale to the public:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                        _____________________________

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: /X/ 333-82683
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                         CALCULATION OF REGISTRATION FEE


                                            PROPOSED         PROPOSED
   TITLE OF EACH             AMOUNT         MAXIMUM          MAXIMUM        AMOUNT OF
CLASS OF SECURITIES          TO BE       OFFERING PRICE     AGGREGATE      REGISTRATION
 TO BE REGISTERED         REGISTERED(1)    PER UNIT(1)   OFFERING PRICE(1)     FEE
------------------------------------------------------------------------------------------
Warrants included in
the Units                  2,350,000            --               --              -- (2)
------------------------------------------------------------------------------------------
Common Stock issuable
upon exercise of the
Warrants included in
the Units                    350,000         $ 4.00        $ 1,400,000         $ 390 (3)
------------------------------------------------------------------------------------------
Total registration fee                                                         $ 390
==========================================================================================

(1) Estimated pursuant to Rule 457(a) soley for the purpose of computing the amount of the registration fee.
(2) Registration fee for Units previously paid in connection with registration No. 333-82683. The amount of Units previously registered is not being adjusted.
(3)  Pursuant to Rule 457(g)(1).

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     This registration statement filed under the Securities Act of 1933, as amended, by Advanced Tissue Sciences, Inc. with the Securities and Exchange Commission incorporates by reference the contents of our Registration Statement on Form S-3 (File No. 333-82683) relating to the offering of an aggregate amount of up to $15,000,000 of Units by us.


                                  CERTIFICATION

     We hereby certify to the Commission that we have instructed our bank to pay the Commission the filing fee of $390 for the additional securities being registered under this registration statement as soon as practicable (but in any event no later than the close of business on November 5, 1999); that we will not revoke such instructions; that we have sufficient funds in the relevant account to cover the amount of the filing fee; and that we undertake to confirm receipt of such instructions by the bank on November 5, 1999.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Advanced Tissue Sciences, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on the 5th day of November, 1999.

                                    ADVANCED TISSUE SCIENCES, INC.


                                    By:  /s/ Arthur J. Benvenuto
                                       ------------------------------------
                                       Arthur J. Benvenuto, Chairman of the
                                       Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                   Title                                    Date
--------------------------  ----------------------------          -----------

 /s/ Arthur J. Benvenuto    Chairman of the Board and             November 5,
-------------------------   Chief Executive Officer                  1999
Arthur J. Benvenuto         (Principal Executive Officer)


 /s Dr. Gail K. Naughton    Director, President and               November 5,
-------------------------   Chief Operating Officer                  1999
Dr. Gail K. Naughton


 /s/ Michael V. Swanson     Senior Vice President and             November 5,
-------------------------   Chief Financial Officer                  1999
Michael V. Swanson          (Principal Financial and
                            Accounting Officer)


         *                       Director                         November 5,
-------------------------                                            1999
Jerome E. Groupman, M.D.


        *                        Director                         November 5,
--------------------------                                           1999
Jack L. Heckel


       *                         Director                         November 5,
--------------------------                                           1999
Ronald L. Nelson


       *                         Director                         November 5,
--------------------------                                           1999
Dayton Ogden


       *                         Director                         November 5,
--------------------------                                           1999
David S. Tappan, Jr.


       *                         Director                         November 5,
--------------------------                                           1999
Dr. Gail R. Wilensky


*By: /s/ Arthur J. Benvenuto
    ------------------------
    Arthur J. Benvenuto
    Attorney-In-Fact

                             EXHIBIT INDEX

 Exhibit
   No.
---------
5.1              Opinion of Brobeck, Phleger & Harrison LLP.

23.1             Consent of Ernst & Young, LLP, Independent Auditors.

23.2 Consent of Brobeck, Phleger & Harrison LLP. Included in the Opinion of Brobeck, Phleger & Harrison LLP filed as Exhibit 5.1.

24.1* Power of Attorney. Included on page II-5 of registration statement No. 333-82683.

--------------
*         Previously filed.